Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President and Chief Accounting Officer
P.O. Box 626	(276) 629-6614 – Investors
Bassett, VA 24055

For Immediate Release	Jay S. Moore, Director of Communications
(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces Net Income for the fiscal Third Quarter

(Bassett, Va.) – October 6, 2011 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today its results of operations for its fiscal quarter ended August 27, 2011.

Consolidated sales for the quarter ended August 27, 2011 were $59.4 million as compared to $58.5 million for the quarter ended August 28, 2010, an increase of 1.5%.  The sales increase was primarily driven by a 12% increase in retail sales due to additional volume from non-comparable Company-owned stores acquired after May 29, 2010 and a 4.3% increase in comparable store sales.  This was partially offset by a 4.3% decrease in wholesale sales.  The Company reported net income of $0.4 million, or $0.04 diluted earnings per share, for the quarter ended August 27, 2011, as compared to a net loss of $2.4 million, or $0.21 diluted loss per share, for the quarter ended August 28, 2010.

Gross margins for the third quarter of 2011 and 2010 were 49.2% and 45.5%, respectively. The margin increase was primarily a result of improved gross margins at both retail and wholesale and the retail segment’s increased share of the overall sales mix.

Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges and restructuring and asset impairment charges increased $1.7 million for the third quarter of 2011 as compared to the third quarter of 2010, primarily due to additional Company-owned retail stores and increased wholesale costs.  The Company also recorded $0.1 million of bad debt and notes receivable valuation charges during the third quarter of 2011 as compared to $1.3 million for the third quarter of 2010 which reflects the improved credit positions with our current fleet of licensees after several quarters of large bad debt and notes receivable valuation charges.

Other income (loss), net for the third quarter of 2011 was income of $0.3 million compared to a $0.3 million loss for the third quarter of 2010.  Included in the $0.3 million of income for the third quarter of 2011 was a $0.9 million gain on the settlement of a mortgage on a retail property.

The Company received cash proceeds of $69.2 million from the sale of the International Home Furnishings Center (“IHFC”) during the quarter ended May 28, 2011.  As a result of receiving these proceeds, the Company has elected to retire certain debt and other long-term obligations, settle various obligations related to closed stores and idle facilities, and resume paying a quarterly dividend and buying back stock.  The Company will continue to evaluate appropriate uses of its strengthened cash position, which may include the use of additional funds towards the activities noted above, along with meeting future working capital needs and making modest investments in new or repositioned Company-owned stores.

To better understand the profitability trends related to on-going operations, the Company’s management considers net income after reversing the effects of certain non-recurring or unusual items.  Such items include bad debt and notes receivable valuation charges and lease and loan guarantee charges associated with licensee stores that closed or were taken over during the quarter or where the decision to close or take them over was made during the quarter.  Also included are restructuring costs for licensee debt cancellation charges, asset write-downs and lease exit charges; closed store and idle facility charges; and other expense and gains considered to be of a non-recurring or unusual nature, including the sale of IHFC.  Excluding these items, the Company would have reported net income of $0.1 million for the quarter ended August 27, 2011 compared to a net loss of $0.9 million for the quarter ended August 28, 2010.  See the attached Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted.

“The pace of incoming order rates that we enjoyed earlier this year began to slow in April and continued to weaken during our third quarter,” said Robert H. Spilman Jr., President and CEO.  “Nevertheless, we were able to improve our operating performance compared to last year, particularly in our retail division.  The turmoil of closing stores and acquiring underperforming licensees, though still hindering our results, is subsiding.  Our accounts receivable is in better shape than the pre 2008 recession period.  And, of course, the positive effects of the IHFC transaction on our entire balance sheet position the Company to focus on growing the top line and improving results.

“To that end, we announced our partnership with The Scripps Network HGTV division on September 8th,” added Mr. Spilman.  “This licensing agreement should benefit both the Bassett Home Furnishings network and our sales penetration in the open market retail furniture arena.  Our consumer exposure to the HGTV products will begin Labor Day 2012 following their introduction at the April International Home Furnishings Market in High Point, N.C.  In concert, Bassett plans an extensive marketing campaign designed to leverage the exposure that HGTV’s 100 million household penetration will provide.  We believe that the HGTV partnership is an excellent opportunity to significantly enhance Bassett’s presence and market share with the American consumer.”

Wholesale Segment

Net sales for the wholesale segment were $41.9 million for the third quarter of 2011 as compared to $43.8 million for the third quarter of 2010, a decrease of 4.3%.  This decrease is due primarily to decreased shipments to the stores in the Bassett Home Furnishings network partially offset by increased shipments in the traditional non-dedicated store business as growth in this sector has been a stated goal.  Reduced shipments to the Bassett stores were primarily due to fewer stores in the network as the Company has closed 12 underperforming stores during the first nine months of 2011.  Approximately 50% of wholesale shipments during the third quarter of 2011 were imported products compared to approximately 54% for the third quarter of 2010.  Gross margins for the wholesale segment were 31.9% for the third quarter of 2011 compared to 29.6% for the third quarter of 2010.  This increase is primarily due to lower promotional discounts recorded during the third quarter of 2011 as compared to the third quarter of 2010.  Wholesale SG&A, excluding bad debt and notes receivable valuation charges, increased $0.5 million.  As a percentage of net sales, SG&A increased 2.4 percentage points to 28.0% for the third quarter of 2011 as compared to 25.6% for the third quarter of 2010.  This increase is primarily due to higher sales and marketing costs, including additional expenses associated with the recently announced licensing agreement with HGTV.  The Company recorded $0.1 million of bad debt and notes receivable valuation charges for the third quarter of 2011 as compared with $1.3 million for the third quarter of 2010, which reflects the improved credit positions with our current fleet of licensees after several quarters of large bad debt and notes receivable valuation charges.

The wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $8.0 million at August 27, 2011 as compared to $13.8 million at August 28, 2010.  A significant portion of the $5.8 million decrease in wholesale backlog is attributable to fulfilling orders during late 2010 that were delayed due to stock outages during the third quarter of 2010.

“Our decrease in wholesale shipments was solely attributed to the downsizing of our Bassett Home Furnishings network, which this year has included the closing of seven corporate and five licensee stores to date,” continued Mr. Spilman.  “One licensee store will also close in the fourth quarter.  Although we currently have 13 fewer Bassett stores than we did at the beginning of fiscal 2011, average wholesale shipments per store rose by 8.4% compared to the third quarter of 2010.  Once again, we believe that the amount of store closings for the foreseeable future will be negligible, although we do plan to close two older stores and replace them with better located ones over the next two quarters.  An important complement to our retail channel is the Company’s goal of growing sales to independent furniture retailers outside of the Bassett store network’s geographic footprint.  To that end, shipments to this dealer base grew 9.2% for the period.”

Retail Segment

At August 27, 2011, the total store network included 46 Company-owned and operated stores and 43 licensee-owned stores.  During the three months ended August 27, 2011, the Company acquired certain assets of, and now operates, two additional licensee stores.  In addition, one licensee store completed a going out of business sale and closed.  The following table summarizes the changes in store count during the nine months ended August 27, 2011:

	November 27,	New	Stores	Stores	August 27,
	2010	Stores	Acquired	Closed	2011

Company-owned stores	47	-	6	(7)	46
Licensee-owned stores	54	-	(6)	(5)	43

Total	101	-	-	(12)	89

The Company-owned stores had sales of $33.6 million in the third quarter of 2011 as compared to $29.9 million in the third quarter of 2010, an increase of 12%.  The increase was comprised of a $2.5 million increase primarily due to additional volume from non-comparable Company-owned stores acquired after May 29, 2010 and a $1.2 million, or 4.3%, increase in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period).

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 8.4% for the third quarter of 2011 as compared to the third quarter of 2010.

Gross margins for the quarter ended August 27, 2011 increased 1.8 percentage points to 47.6% as compared to the quarter ended August 28, 2010 due primarily to the fact that the Company ran a more aggressive inventory reduction sale in 2010 throughout the corporate store network which resulted in reduced margins.  SG&A increased $1.2 million, primarily due to increased store count. On a comparable store basis, SG&A decreased 1.6 percentage points to 52.2% for the third quarter of 2011 as compared to the third quarter of 2010 due to increased sales leveraging fixed costs and improved operating efficiencies.  Operating losses for the comparable stores decreased by $0.7 million to $1.1 million.  In all other stores (consisting of the 10 stores which have been acquired, opened or closed since May 28, 2010), the operating loss was $0.6 million or 12% of sales.  This higher level of operating losses reflects the fact that several of the acquired stores were struggling or failing at the time of acquisition. It has generally taken six to twelve months of operations by corporate retail management to either implement the changes necessary to improve performance in the acquired stores or to make a final determination regarding their on-going viability. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores.

“Corporate retail losses have decreased by 40% for the quarter and for the first nine months of 2011.  Despite the seven corporate store closings and the addition of six former licensee stores into our corporate network, our retail division has been able to raise gross margins and reduce SG&A expenses,” said Mr. Spilman.  “The Company acquired three of our Connecticut licensee’s stores early in the fourth quarter and has assumed operational control of those stores.  Also, four existing corporate stores were remodeled during the period.  The frenetic pace that the retail division has maintained throughout the past three years has been taxing.  We have taken over 28 licensee stores and subsequently closed six of those.  We are now at a point where our remaining licensees are generally solid and we can fully concentrate on running our 49 corporate stores (including Connecticut), enhancing our consumer’s store experience, and further improving financial results.”

Balance Sheet and Cash Flow

The Company used $12.3 million of cash from operating activities during the nine months ended August 27, 2011, $7.7 million of it during the third quarter of 2011.  The majority of the cash usage during the third quarter resulted from planned inventory build to better service our customers and the payment of income taxes as a result of the $85.5 million gain recognized in the second quarter of 2011 on the sale of the Company’s interest in IHFC.

On September 5th, 2011 our previous credit agreement expired.  Subsequent to August 27, 2011, the Company received a commitment letter from its bank offering a $3 million line of credit which will be used primarily to back the Company’s outstanding letters of credit. This new credit facility will contain covenants requiring the Company to maintain certain key financial ratios, however there will be no requirement to pledge assets as collateral.  As a result, the Company has reclassified $11.2 million of investment cash held in money market accounts to cash and cash equivalents on the balance sheet at August 27, 2011.  In addition, the Company reclassified $3.1 million of investment funds held in individual treasury and agency bonds and bond mutual funds to a current asset on the balance sheet.

The Company believes access to capital is difficult to obtain for companies in the furniture industry.  Consequently, the Company deems it prudent to conservatively manage its capital to ensure adequate liquidity until capital is more readily available for the furniture industry in general, and the Company sees improvement in its operating results.  With $68.9 million of cash and $3.1 million of marketable securities on the balance sheet, the Company believes it has adequate liquidity to fund operations and planned future growth for the foreseeable future.

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2011, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Nine Months		Nine Months
	August 27, 2011		August 28, 2010		August 27, 2011		August 28, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$59,417	100.0%	$58,527	100.0%	$189,942	100.0%	$169,263	100.0%

Cost of sales	30,166	50.8%	31,914	54.5%	95,646	50.4%	88,469	52.3%

Gross profit	29,251	49.2%	26,613	45.5%	94,296	49.6%	80,794	47.7%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	29,267	49.3%	27,577	47.1%	90,653	47.7%	81,107	47.9%
Bad debt and notes receivable valuation charges	90	0.2%	1,347	2.3%	13,116	6.9%	5,177	3.1%
Licensee debt cancellation charges	-	0.0%	-	0.0%	6,447	3.4%	-	0.0%
Restructuring and asset impairment charges	123	0.2%	-	0.0%	2,082	1.1%	-	0.0%
Lease exit costs	-	0.0%	-	0.0%	3,728	2.0%	-	0.0%

Loss from operations	(229)	-0.4%	(2,311)	-3.9%	(21,730)	-11.4%	(5,490)	-3.2%

Gain on sale of affiliate	-	0.0%	-	0.0%	85,542	45.0%	-	0.0%
Other income (loss), net	304	0.5%	(265)	-0.5%	(5,470)	-2.9%	1,435	0.8%

Income (loss) before income taxes	75	0.1%	(2,576)	-4.4%	58,342	30.7%	(4,055)	-2.4%

Income tax (expense) benefit	342	0.6%	208	0.4%	(3,633)	-1.9%	112	0.1%
Net income (loss)	$417	0.7%	$(2,368)	-4.0%	$54,709	28.8%	$(3,943)	-2.3%

Basic income (loss) per share	$0.04		$(0.21)		$4.76		$(0.34)

Diluted income (loss) per share	$0.04		$(0.21)		$4.72		$(0.34)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

Assets	(Unaudited) August 27, 2011	November 27, 2010
Current assets
Cash and cash equivalents	$68,889	$11,071
Accounts receivable, net	16,504	31,621
Marketable securities	3,149	-
Inventories	43,285	41,810
Other current assets	7,760	6,969
Total current assets	139,587	91,471

Property and equipment
Cost	142,663	142,362
Less accumulated depreciation	93,497	96,112
Property and equipment, net	49,166	46,250

Investments	832	15,111
Retail real estate	16,396	27,513
Notes receivable, net	1,884	7,508
Other	15,851	9,464
Total long-term assets	34,963	59,596
Total assets	$223,716	$197,317

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,637	$24,893
Accrued compensation and benefits	6,779	6,652
Customer deposits	8,363	9,171
Other accrued liabilities	13,045	11,594
Current portion of real estate notes payable	1,955	9,521
Total current liabilities	45,779	61,831

Long-term liabilities
Post employment benefit obligations	10,661	11,004
Real estate notes payable	4,181	4,295
Distributions in excess of affiliate earnings	-	7,356
Other long-term liabilities	4,462	6,526
Total long-term liabilities	19,304	29,181

Commitments and Contingencies

Stockholders’ equity
Common stock	57,138	57,795
Retained earnings	101,930	48,459
Additional paid-in-capital	-	478
Accumulated other comprehensive loss	(435)	(427)
Total stockholders' equity	158,633	106,305
Total liabilities and stockholders’ equity	$223,716	$197,317

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Unaudited
(In thousands)

	Nine Months	Nine Months
	August 27, 2011	August 28, 2010
Operating activities:
Net income (loss)	$54,709	$(3,943)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,150	4,424
Equity in undistributed income of investments and unconsolidated affiliated companies	(1,782)	(3,198)
Provision for restructuring and asset impairment charges	2,082	-
Licensee debt cancellation charges	6,447	-
Lease exit costs	2,228	-
Provision for lease and loan guarantees	1,315	1,375
Provision for losses on accounts and notes receivable	13,116	5,177
Gain on mortgage settlement	(1,305)	-
Gain on sale of affiliate	(85,542)	-
Gain on sale of equity securities	-	(2,024)
Impairment and lease exit charges on retail real estate	4,790	-
Other, net	232	204
Changes in operating assets and liabilities
Accounts receivable	746	(3,527)
Inventories	1,091	(6,345)
Other current assets	248	3,091
Accounts payable and accrued liabilities	(14,859)	6,463
Net cash provided by (used in) operating activities	(12,334)	1,697

Investing activities:
Purchases of property and equipment	(2,459)	(1,805)
Proceeds from sales of property and equipment	189	4,239
Acquisition of retail licensee stores, net of cash acquired	-	(378)
Proceeds from sale of affiliate	69,152	-
Release of collateral restrictions on cash equivalents	11,240	-
Proceeds from sales of investments	2,925	8,937
Purchases of investments	(2,925)	(8,687)
Dividends from affiliates	3,756	937
Equity contribution to affiliate	(980)	-
Net cash received on licensee notes	127	424
Net cash provided by investing activities	81,025	3,667

Financing activities:
Net repayments under revolving credit facility	-	(15,000)
Repayments of real estate notes payable	(6,375)	(7,309)
Issuance of common stock	136	107
Repurchases of common stock	(2,084)	-
Cash dividends	(348)	-
Payments on other notes	(2,202)	(784)
Net cash used in financing activities	(10,873)	(22,986)
Change in cash and cash equivalents	57,818	(17,622)
Cash and cash equivalents - beginning of period	11,071	23,221

Cash and cash equivalents - end of period	$68,889	$5,599

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - Unaudited
(In thousands)

	Quarter ended		Quarter ended		Nine Months		Nine Months
	August 27, 2011		August 28, 2010		August 27, 2011		August 28, 2010
Net Sales
Wholesale	$41,905	(a)	$43,805	(a)	$133,626	(a)	$126,933	(a)
Retail	33,609		29,896		108,598		87,399
Inter-company elimination	(16,097)		(15,174)		(52,282)		(45,069)
Consolidated	$59,417		$58,527		$189,942		$169,263

Operating Income (Loss)
Wholesale	$1,540	(b)	$385	(b)	$(6,501)	(b)	$873	(b)
Retail	(1,775)		(2,924)		(3,911)		(6,524)
Inter-company elimination	129		228		939		161
Licensee debt cancellation charge	-		-		(6,447)		-
Restructuring and asset impairment charges	(123)		-		(2,082)		-
Lease exit costs	-		-		(3,728)		-
Consolidated	$(229)		$(2,311)		$(21,730)		$(5,490)

(a) Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:
	August 27, 2011		August 28, 2010
Quarter ended	$424		$147
Nine months	1,678		862

(b) Includes bad debt and notes receivable valuation charges as follows:
	August 27, 2011		August 28, 2010
Quarter ended	$90		$1,347
Nine months	13,116		5,177

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted (Unaudited)
(In thousands, except for per share data)

	Quarter ended August 27, 2011	Per Share	Quarter ended August 28, 2010	Per Share	Nine months August 27, 2011	Per Share	Nine months August 28, 2010	Per Share

Net income (loss) as reported	$417	$0.04	$(2,368)	$(0.21)	$54,709	$4.72	$(3,943)	$(0.34)

Gain on sale of affiliate	-	-	-	-	(80,153)	(7.00)	-	-
Bad debt and notes receivable valuation charges associated with licensee store closures and takeovers	65	0.01	537	0.05	11,006	0.96	2,493	0.22
Licensee debt cancellation charges	-	-	-	-	6,047	0.53	-	-
Restructuring and asset impairment charges	115	0.01	-	-	1,953	0.17	-	-
Lease exit costs	-	-	-	-	3,497	0.31	-	-
Closed stores and idle retail facility charges	352	0.03	494	0.04	1,317	0.12	1,565	0.14
Provision for lease and loan guarantees associated with licensee store closures and takeovers	-	-	478	0.04	1,367	0.12	1,394	0.12
Impairment and lease exit charges on retail real estate	-	-	-	-	4,493	0.39	-	-
Gain on liquidation of equity portfolio	-	-	-	-	-	-	(2,024)	(0.18)
Gain on mortgage settlement	(814)	(0.07)	-	-	(1,223)	(0.11)	-	-
Net income as adjusted	$136	$0.02	$(859)	$(0.08)	$3,013	$0.20	$(515)	$(0.04)

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period.  The “as adjusted” information is not presented in conformity with generally accepted accounting principals in the United States. The items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.  Items for the quarter and nine months ended August 27, 2011 have been tax-effected using an estimated blended tax rate of 6.2% for the year.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--Unaudited
(In thousands)

	39 Comparable Stores				32 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 27, 2011		August 28, 2010		August 27, 2011		August 28, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$28,297	100.0%	$27,124	100.0%	$73,405	100.0%	$69,999	100.0%

Cost of sales	14,693	51.9%	14,418	53.2%	37,912	51.6%	35,806	51.2%

Gross profit	13,604	48.1%	12,706	46.8%	35,493	48.4%	34,193	48.8%

Selling, general and administrative expense*	14,744	52.1%	14,595	53.8%	37,805	51.5%	37,364	53.3%

Loss from operations	$(1,140)	-4.0%	$(1,889)	-7.0%	$(2,312)	-3.1%	$(3,171)	-4.5%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 27, 2011		August 28, 2010		August 27, 2011		August 28, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,312	100.0%	$2,772	100.0%	$35,193	100.0%	$17,400	100.0%

Cost of sales	2,903	54.6%	1,796	64.8%	19,669	55.9%	9,707	55.8%

Gross profit	2,409	45.4%	976	35.2%	15,524	44.1%	7,693	44.2%

Selling, general and administrative expense	3,044	57.4%	2,011	72.5%	17,123	48.6%	11,046	63.5%

Loss from operations	$(635)	-12.0%	$(1,035)	-37.3%	$(1,599)	-4.5%	$(3,353)	-19.3%

*Comparable store SG&A includes retail corporate overhead and administrative costs.